EXHIBIT 10.2

TRANSITIONAL SERVICES AGREEMENT

by and among

C-III CAPITAL PARTNERS LLC,

RESOURCE AMERICA, INC.,

RESOURCE REAL ESTATE, LLC

and

RESOURCE REAL ESTATE OPPORTUNITY OP, LP

dated as of

September 8, 2020

TRANSITIONAL SERVICES AGREEMENT

This Transitional Services Agreement, dated as of September 8, 2020 (this “Agreement”), is entered into by and among (a) C-III Capital Partners LLC, a Delaware limited liability company (“C-III”), (b) Resource America, Inc., a Delaware corporation (“RAI”), (c) Resource Real Estate, LLC, a Delaware limited liability company (“RRE”, and together with C-III and RAI, individually and collectively, “Provider”), and (d) Resource Real Estate Opportunity OP, LP, a Delaware limited partnership (“Resource OP”), effective as of September 8, 2020 (the “Effective Date”). Capitalized terms used herein, or in any of the exhibits hereto, and not otherwise defined herein or therein, shall have the meanings ascribed to those terms in the Contribution Agreement.

BACKGROUND

WHEREAS, concurrently with the execution and delivery of this Agreement, Resource OP, C-III, Resource PM Holdings LLC, a Delaware limited liability company (“PM Holdings”), Resource Newco LLC, a Delaware limited liability company (“Advisor Holdings”), Resource Real Estate, LLC, a Delaware limited liability company (“Advisor Contributor”), and Resource America, Inc., a Delaware corporation (“Resource America”), are entering into that certain Contribution and Exchange Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Contribution Agreement”), pursuant to which, at the closing of the transactions contemplated by the Contribution Agreement (the “Closing”), each of C-III (also referred to as PM Contributor under the Contribution Agreement) and Advisor Contributor is contributing to Resource OP all of the outstanding membership interests or other Equity Interests of PM Holdings and Advisor Holdings, respectively, free and clear of any Liens, in exchange for the Purchase Price in the form of certain Buyer Securities and deferred cash payments, on the terms and subject to the conditions of the Contribution Agreement; and

WHEREAS, in order to ensure an orderly transition to Resource OP of the ownership of PM Holdings and Advisor Holdings and the continued conduct and operation of the Business by Resource OP and any Affiliate or Subsidiary of Resource OP, as a condition to consummating the transactions contemplated by the Contribution Agreement, the Parties have agreed to enter into this Agreement, pursuant to which C-III will provide, or cause to be provided, to Resource OP and its Affiliates and Subsidiaries (collectively, the “Recipient”) certain services, in each case, on a transitional basis and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

SERVICES

1.01 Provision of Services.

(a) Beginning on the Effective Date, Provider agrees to provide, or to cause its Affiliates to provide, the services (each, a “Service” and collectively, the “Services”) set forth on Exhibit A attached hereto (as such exhibit may be amended, restated, supplemented, modified or otherwise altered from time to time pursuant to the terms of this Agreement, the “Service Exhibit”) to Recipient or Recipient’s Affiliates (including the Contributed Companies), on the terms and conditions set forth in this Agreement and in the Service Exhibit. Provider shall remain responsible for actions or inactions of Provider’s Affiliates that it uses to provides Services as if such actions or inactions were Provider’s own.

(b) The parties acknowledge the transitional nature of the Services and that the Services are to be used solely for the purpose of the orderly transition of the Business to Resource OP. Accordingly, Recipient shall use its best efforts to transition to having each Service provided by its own internal organization or by third-party service providers as promptly as practicable following the execution of this Agreement.

(c) Subject to Section 2.03 and Section 3.05, the obligations of Provider under this Agreement to provide Services will begin on the Effective Date and continue until the close of business on the one year anniversary of the Effective Date (the “Initial Service Period”), provided that if Resource OP desires to continue to obtain or procure any Service from Provider after the Initial Service Period and Provider is willing to continue to provide such Services, including for a price that compensates Provider for its or its subsidiaries’ costs for such performance (including the reasonable time of its employees and the expense of any third parties), then this Agreement shall be amended to reflect such terms and the length of any such extension period (the “Extension Period”). Any Service so performed by or on behalf of Provider during the Extension Period shall continue to constitute a Service under this Agreement and be subject in all respects to the provisions of this Agreement, as amended to reflect the terms and price for such Services for the duration of the Extension Period (the last day of the Initial Service Period, or if applicable, the Extension Period, is referred to as the “End Date”). The parties agree that Provider will not be obligated to perform any Service after the final End Date. Notwithstanding the foregoing, the parties acknowledge and agree that Resource OP may determine from time to time that it does not require all the Services set out on the Service Exhibit or that it does not require such Services for the entire period up to the End Date. Accordingly, Resource OP may terminate any Service, in whole and not in part, upon 30 days’ prior notification to C-III in writing of any such determination and commencing on the first calendar day of the month commencing after the expiration of such 30-day period (for example, if a notice of termination of a Service is received on October 31, 2020, the Service would terminate on November 30, 2020; but if such notice is received on November 21, 2020, the termination of such Service would occur on January 1, 2021 (unless an earlier date is agreed by the Parties)), the Monthly Services Fee (as defined below) shall be adjusted to deduct the applicable fee for such terminated Service and if the number of employees of the IT Staff are reduced during the term of this Agreement, the “Employee Cost” amount on the Service Exhibit shall be adjusted to reflect this occurrence.

1.02 Standard of Service.

(a) Provider represents, warrants and agrees that the Services will be provided in good faith, in accordance with applicable law and, except as specifically provided in the Service Exhibit, in a manner generally consistent with the historical provision of the Services and with the same standard of care as historically provided. Subject to Section 1.03, Provider may, from time to time, reasonably supplement, modify or otherwise alter the Services provided by Provider in a manner that does not adversely affect the nature, quality, cost or availability of such Services, in any material respect; provided, however, that no such modification shall eliminate Provider’s obligation to provide the Services in accordance with this Agreement. Provider will provide Resource OP with reasonable advance written notice of any modification.

(b) Except as expressly set forth in Section 1.02(a) or in any contract entered into hereunder, no Provider makes any representations and warranties of any kind, implied or expressed, with respect to the Services, including, without limitation, no warranties of merchantability or fitness for a particular purpose, which are specifically disclaimed. Resource OP acknowledges and agrees, for itself and each Recipient, that this Agreement does not create a fiduciary relationship, partnership, joint venture or relationships of trust or agency between the parties and that all Services are provided by each Provider as an independent contractor.

1.03 Third-Party Service Providers.

(a) It is understood and agreed that Provider has been retaining, and will continue to retain, third-party service providers to provide some of the Services. In addition, Provider will have the right to hire additional or replacement third-party subcontractors to provide all or part of any Service hereunder; provided, however, Seller will obtain the prior written consent of Buyer to hire any such additional or replacement subcontractors, such consent not to be unreasonably withheld, conditioned or delayed.

(b) Provider shall have the right to (i) designate which personnel it will assign to perform any Service and (ii) remove and replace such personnel at any time. Nothing in this Agreement shall obligate Provider to hire any additional employees or provide any incentives to employees or to retain the employment of any particular employee or retain the services of any particular consultant, contractor or agent. In performing their respective duties hereunder, all personnel of Provider shall be under its sole direction, control and supervision, and Provider shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such personnel.

(c) In addition to and in conjunction with the Services, Recipient shall have the right to consult with certain individuals employed by Provider as of the date hereof as further set forth in, and pursuant to the terms of, Exhibit A2.

1.04 Access to Recipient Premises. In order to enable the provision of the Services by Provider, Recipient agrees that it will provide to the employees of Provider (or its subsidiaries) and any third-party subcontractors who provide Services, at no cost to Provider or such subcontractor, as applicable, access to the facilities, assets and books and records of Recipient, in all cases to the extent necessary for Provider to fulfill, or cause such third-party subcontractor to fulfill on its behalf, its obligations under this Agreement. The parties acknowledge and agree that any confidential or proprietary information provided as a result of such access will be deemed “Confidential Information” for purposes of Article IV.

ARTICLE II

COMPENSATION

2.01 Responsibility for Wages and Fees. For such time as any employees of Provider or any of its Affiliates are providing Services under this Agreement, (a) such employees will remain employees of Provider or such Affiliate, as applicable, and will not be deemed to be employees of any Recipient for any purpose, and (b) Provider or such Affiliate, as applicable, will be solely responsible for the payment and provision of all wages, bonuses and commissions, employee benefits, including severance and worker’s compensation, and the withholding and payment of applicable Taxes relating to such employment.

2.02 Terms of Payment and Related Matters.

(a) As consideration for provision of the Services, Resource OP will pay to C-III the monthly fee set forth on the Service Exhibit, subject to adjustment pursuant to Section 1.01(c) above (the “Monthly Services Fee”). The cost provided for each Service on the Service Exhibit represents the agreed-upon monthly cost of each Service as of the date of this Agreement. In addition to such amount, except as otherwise specifically provided in the Service Exhibit, if Provider or any of its Affiliates (or any third-party subcontractor providing Services on Provider’s behalf) incurs out-of-pocket expenses in the provision of any Service, including, without limitation, travel expenses, license fees and payments to third-party service providers or subcontractors, but excluding payments made to employees of Provider or any of its Affiliates pursuant to Section 2.01 (such included expenses, collectively, “Out-of-Pocket Costs”), Recipient will remit to Provider the amount of all such Out-of-Pocket Costs that are invoiced in accordance with Section 2.02(b)). From and after the Initial Service Period, to the extent that the actual cost for Provider to deliver any of the Services materially shall increase above the amount attributable to such Service or Services, as set forth in the Service Agreement, Provider shall, in good faith, notify Recipient in writing of such increase and shall propose in writing an updated Monthly Services Fee for such Service, any increases in which shall be limited to the actual increased cost to Provider in connection with the delivery of such impacted Service or Services. Following the delivery of such written notice, Recipient shall, as soon as commercially reasonable, either shall agree to such updated Monthly Services Fee or terminate the provision of the affected Service or Services, as set forth herein.

(b) Subject to the terms and conditions of the Service Exhibit:

(i) Provider will provide Resource OP with monthly invoices (“Invoices”) setting forth in reasonable detail, with reasonable supporting documentation of the amounts payable under this Agreement; and

(ii) the amounts specified in each Invoice will be due and payable within 30 days after delivery of the Invoice; provided, however, that payments of the Monthly Service Fee pursuant to Exhibit A must be made on or before the third (3rd) Business Day of each month whether or not an Invoice for that amount has been delivered to Resource OP. In addition to any other remedies for non-payment, Provider reserves the right to charge interest on any amount due and payable hereunder which is more than 30 days past due and not subject to dispute pursuant to Section 2.04, at a rate equal to the prime lending rate (as quoted in the Wall Street Journal on the last business day of the month of such overdue Invoice), plus 5% per year.

(c) It is the intent of the parties that the compensation set forth in the Service Exhibit shall be not less than the cost of providing the Services, including allocable employee wages and compensation. If at any time Provider believes that the payments contemplated by the Service Exhibit are insufficient to compensate it for the cost of providing the Services it is obligated to provide hereunder, Provider will notify Resource OP, and the parties hereto will promptly and in good faith negotiate appropriate revised pricing for the applicable Services, covering periods before and after the re-pricing.

2.03 Terminated Services.

(a) Upon termination or expiration of any or all Services pursuant to this Agreement, or upon the termination of this Agreement in its entirety, Provider will have no further obligation to provide the applicable terminated Services and Resource OP will have no obligation to pay any future compensation relating to such Services (other than for or in respect of Services already provided prior to such termination)

(b) Notwithstanding anything to the contrary herein, neither the termination of any Services hereunder, nor the termination of this Agreement in its entirety, in accordance with the terms hereof, shall affect Resource OP’s obligation to pay the monthly TSA Deferred Payment in accordance with the terms of the Contribution Agreement and such obligation shall survive the termination of this Agreement.

2.04 Invoice Disputes. In the event of an Invoice dispute, Recipient will deliver a written statement to Provider on or before the later of (i) 15 days after receipt of the disputed Invoice and (ii) 15 days prior to the date payment is due on the disputed Invoice, in each case listing all disputed items and providing a reasonably detailed description of each disputed item. Amounts not so disputed will be deemed accepted and will be paid, notwithstanding disputes on other items, within the period set forth in Section 2.02(b). The parties will seek to resolve all such disputes expeditiously and in good faith.

2.05 No Right of Setoff. Each of the parties hereby acknowledges that it will have no right under this Agreement to offset any amounts owed (or to become due and owing) to the other party, against any other amount owed (or to become due and owing) to it by the other party pursuant to this Agreement.

ARTICLE III

TERMINATION

3.01 Termination of Agreement. Subject to Section 3.04, this Agreement will terminate in its entirety (i) on the date upon which Provider has no continuing obligation to perform any Services in accordance with Section 1.01(c), Section 2.03 or Section 3.02 or (ii) in accordance with Section 3.03.

3.02 Breach. Subject to Section 3.05, any party (the “Non-Breaching Party”) may terminate this Agreement with respect to any Service, in whole but not in part, at any time upon prior written notice to the other party (the “Breaching Party”) if the Breaching Party has failed to perform any of its material obligations under this Agreement relating to such Service, and such failure has continued without cure for a period of 30 days after receipt by the Breaching Party of a written notice of such failure from the Non-Breaching Party seeking to terminate such service. For the avoidance of doubt, non-payment by Resource OP of amounts not subject to an Invoice dispute will be deemed a breach for purposes of this Section 3.02.

3.03 Insolvency. In the event that either party hereto (i) files a petition in bankruptcy, (ii) becomes or is declared insolvent, or becomes the subject of any proceedings (not dismissed within sixty (60) days) related to its liquidation, insolvency or the appointment of a receiver, (iii) makes an assignment on behalf of all or substantially all of its creditors, or (iv) takes any corporate action for its winding up or dissolution, then the other party will have the right to terminate this Agreement by written notice.

3.04 Effect of Termination. Upon termination of this Agreement in its entirety pursuant to Section 3.01, all obligations of the parties hereto will terminate, except for the provisions of Section 2.04, Section 2.05, Article IV, Article V and Article VI, which will survive any termination or expiration of this Agreement.

3.05 Force Majeure. The obligations of Provider under this Agreement with respect to any Service will be suspended during the period and to the extent that Provider is prevented from or materially hindered in providing such Service to Recipient, due to any of the following causes beyond Provider’s reasonable control (such causes, “Force Majeure Events”): (i) acts of God, (ii) flood, fire or explosion, (iii) war, invasion, riot or other civil unrest, (iv) changes in applicable law, (v) actions, embargoes or blockades in effect on or after the date of this Agreement, (vi) action by any Governmental Authority, (vii) national or regional emergency, (viii) strikes, labor stoppages or slowdowns or other industrial disturbances, (ix) shortage of adequate power or transportation facilities, (x) earthquakes, hurricanes, other natural disasters; epidemics, pandemics or other disease outbreaks (including the COVID-19 virus) (not including any material hindrance suffered by Provider as of the date hereof as a result of such events, including the COVID-19 virus) or (xi) any other event which is beyond the reasonable control of such party. Provider will give notice of suspension as soon as reasonably practicable to Recipient stating the date and extent of such suspension and the cause thereof, and Provider will resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. Provider will not be liable for the nonperformance or delay in performance of its obligations under this Agreement when such failure is due to a Force Majeure Event. The applicable End Date for any Service so suspended will be automatically extended for a period of time equal to the time lost by reason of the suspension; provided, however, that any such suspension shall not be more than 60 days beyond the scheduled expiration date of such Service set forth in the applicable Service Exhibit.

ARTICLE IV

PROTECTIVE COVENANTS

4.01 Confidentiality.

(a) During the term of this Agreement and thereafter, the parties hereto will, and will instruct their respective Affiliates and Representatives to, maintain in confidence and not disclose the other party’s financial, technical, sales, marketing, development, personnel, and other information, records, or data, including, without limitation borrower/customer information and data, customer lists, supplier lists, trade secrets, designs, product formulations, product specifications or any other proprietary or confidential information, however recorded or preserved, whether written or oral (any such information, “Confidential Information”). Each party hereto will use the same degree of care, but no less than reasonable care, to protect the other party’s Confidential Information as it uses to protect its own Confidential Information of like nature. Unless otherwise authorized in any other agreement between the parties, any party receiving any Confidential Information of the other party (the “Receiving Party”) may use Confidential Information only for the purposes of fulfilling its obligations under this Agreement (the “Permitted Purpose”). Any Receiving Party may disclose such Confidential Information only to its Representatives who have a need to know such information for the Permitted Purpose and who have entered into written agreements that includes terms substantially similar to the terms of this Section 4.01 and the Receiving Party will be liable for any breach of these confidentiality provisions by such Persons; provided, however, that any Receiving Party may disclose such Confidential Information to the extent such Confidential Information is required to be disclosed by applicable law, rule or regulation, or if requested by any Governmental Authority (any such requirement or request, a “Governmental Order”), in which case the Receiving Party will promptly notify, to the extent possible, the disclosing party (the “Disclosing Party”), and take reasonable steps to assist in contesting such Governmental Order or in protecting the Disclosing Party’s rights prior to disclosure, and in which case the Receiving Party will only disclose such Confidential Information that it is advised by its counsel in writing that it is legally bound to disclose under such Governmental Order.

(b) Notwithstanding the foregoing, “Confidential Information” will not include any information that the Receiving Party can demonstrate: (i) was publicly known at the time of disclosure to it, or has become publicly known through no act of the Receiving Party or its Representatives in breach of this Section 4.01; (ii) was rightfully received from a third party without a duty of confidentiality; or (iii) was developed by it independently without any reliance on the Confidential Information.

(c) Upon demand by the Disclosing Party at any time, or upon expiration or termination of this Agreement with respect to any Service, the Receiving Party agrees to promptly return or destroy, at the Disclosing Party’s option as set forth in a written request to the Receiving Party, all Confidential Information; provided, however, such Receiving Party will be permitted to retain all Confidential Information pursuant to and in accordance with the Receiving Party’s then-current document retention policy or applicable legal requirements.

Section 4.02 Data Security.

(a) Each party shall not, and shall ensure no other Person under their respective control shall, (i) undertake any activities that could reasonably be expected to be harmful to, or interfere with the provision of the Services, any of Provider’s or Resource OP’s (or their respective Affiliates’) networks, systems or other technology, including knowingly uploading into Provider’s or Resource OP’s (or their respective Affiliates’) networks, systems or other technology, or any networks, systems or other technology shared by Provider or Resource OP (or their respective Affiliates’), any software code, computer virus, worm, software bomb or any other code or hardware component designed to disrupt the operation of, permit unauthorized access to, or modify or damage any technology, networks or systems underlying the Services; (ii) use, transmit, disseminate, distribute or store via any of Provider’s or Resource OP’s (or their respective Affiliates’) networks, systems or other technology or any data, information or other material that infringes or otherwise violates any intellectual property or privacy right of any Person; (iii) use the Services, any of Provider’s or Resource OP’s (or their respective Affiliates’) networks, systems or other technology to further any unlawful purpose or (iv) violate or attempt to violate the security or integrity of any of Provider’s or Resource OP’s (or their respective Affiliates’) networks, systems or other technology.

(b) Provider shall, and shall cause its Affiliates to, maintain its security program in effect on the date hereof, without any material modification or amendment thereof, except for any modification or amendment which (i) is commercially reasonable; (ii) is consistent with the historical practice of Provider; or (iii) is intended to improve the program, that is required or recommended by applicable law (or changes thereto), including by regulatory and self-regulatory authorities, and in response to new security threat, until the termination of this Agreement in accordance with Section 3.01, which: is designed to (i) provide adequate security and integrity of Resource OP and its Affiliates’ information, including Confidential Information (“Resource Information”); (ii) adequately protect against threats or hazards to the security or integrity of Resource Information; (iii) adequately prevent unauthorized access to Resource Information; and (iv) to detect patterns, practices or specific forms of activity that indicate the possible existence of an actual or attempted theft or misappropriation of Resource Information.

(c) Provider shall, and shall cause its Affiliates to, maintain its data privacy compliance program in effect of the date hereof, without any material modification or amendment thereof, except for any modification or amendment which (i) is commercially reasonable; (ii) is consistent with the historical practice of Provider; or (iii) is intended to improve the program, that is required or recommended by applicable law (or changes thereto), including by regulatory and self-regulatory authorities, and in response to new security threat, until the termination of this Agreement in accordance with Section 3.01, which is designed to: (i) implement appropriate access controls to limit access to Resource Information and (ii) utilize what it reasonably believes are reasonable standards in the industry for passwords, firewalls and anti-malware measures to protect Resource OP information and Confidential Information stored on computer systems.

(d) Provider shall, and shall cause its Affiliates to, collect, retain, use, disclose, and otherwise process Resource Information solely to fulfill its obligations under this Agreement. Provider agrees that it shall comply with all applicable law in connection with the use of any Resource Information and any disclosure of any Resource Information to any entity engaged by Provider to assist it in processing the Resource Information in fulfillment of its obligations under an agreement with Provider (“Sub-Processor”) Provider shall remain responsible for the use of the Resource Information by such Sub-Processor, and shall cause such Sub-Processor to use such Resource Information consistent with the historic practice under this Agreement, applicable law and the terms of this Agreement.

(e) If Provider believes that, or has reason to believe that any unauthorized destruction, loss, alteration of or access to such Resource Information has occurred (“Data Security Incident”), Provider shall notify Resource OP as soon as reasonably practicable, , and no later thantwo (2) Business Days after discovery of the Data Security Incident, and shall respond to such Data Security Incident as set forth in the applicable Incident Reporting and Response Policy, a copy of which has been provided to Recipient in connection with this Agreement. In addition, Provider agrees that Recipient shall have the right to designate a representative to participate on the Incident Response Team as set forth in such Incident Reporting and Response Policy.

(f) Provider agrees that, except (i) as may be required by applicable Law, (ii) pursuant to the Incident Reporting and Response Policy or any agreement with a third party or (iii) as reasonably requested in connection with an ongoing investigation, it shall not inform any third party of any Data Security Incident without first obtaining Resource OP’s prior written consent. Further, Provider agrees, to the extent directly related to Resource OP or the Resource Information, that it shall coordinate all media, law enforcement, or other Data Security Incident notifications with Resource OP in advance of such notification and consult with Resource OP regarding the contents of such notice, whether any type of remediation may be offered to affected persons, and the nature and extent of any such remediation, again to the extent such remediation is directly related to Resource OP or the Resource Information.

(g) Provider shall maintain such disaster recovery and business continuity plan as is in effect on the date hereof, without any material modification or amendment thereof, except for any modification or amendment which (i) is commercially reasonable; (ii) is consistent with the historical practice of Provider; or (iii) is intended to improve the program, that is required or recommended by applicable law (or changes thereto), including by regulatory and self-regulatory authorities, and in response to new security threat, until the termination of this Agreement in accordance with Section 3.01. Provider will test its disaster recovery/business continuity plan in accordance with its past practices.

Section 4.03 Compliance with Laws.

Each of Provider and Recipient shall comply in all material respects with all applicable laws relating to the provision of Services and other obligations of such party under this Agreement.

ARTICLE V

LIMITATION ON LIABILITY

5.01 Limitation on Liability. Except as may be awarded to a third party in connection with a third party claim, in no event will either party have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, whether based on statute, contract, tort or otherwise, and whether or not arising from the other party’s sole, joint, or concurrent negligence, strict liability, criminal liability or other fault. Each party acknowledges that the Services to be provided to it hereunder are subject to, and that its remedies under this Agreement are limited by, the applicable provisions of Section 1.02 including the limitations on representations and warranties with respect to the Services. Except in the case of willful misconduct or fraud, each party further acknowledges that the aggregate amount of all damages for which each either party may be liable (whether in connection with third party claim(s), claims by Recipient Indemnified Parties or Provider Indemnified Parties, as applicable, or otherwise) under this Agreement (plus amounts recovered under insurance pursuant to Section 5.03), will in no event exceed $500,000 (the “Cap”).

5.02 Indemnification. Subject to Section 5.01, (i) Provider shall indemnify, defend and hold harmless the Recipients and their respective directors, officers, employees, agents, successors and assigns (collectively, the “Recipient Indemnified Parties”) from and against any and all damages of the Recipient Indemnified Parties relating to, arising out of or resulting from: (a) any breach of any representation, warranty, covenant or agreement of any Contributor Party set forth in this Agreement or the Service Exhibit; (b) any gross negligence, willful misconduct or fraud of the Contributor Group or any of their Affiliates or any third-party that provides any Service to the Recipient pursuant to Section 1.03 and (ii) Recipient shall indemnify, defend and hold harmless Provider and their respective directors, officers, employees, agents, successors and assigns (collectively, the “Provider Indemnified Parties”) from and against any and all Damages of the Provider Indemnified Parties relating to, arising out of or resulting from any breach of Recipient of Section 4.02(a) and Section 4.03. The Parties acknowledge and agree that the foregoing provisions of this Section 5.02 does not in any way limit, modify or amend the provisions of the Contribution Agreement or any Ancillary Agreement and the rights and remedies of the Parties under the Contribution Agreement and any Ancillary Agreement shall be in addition to its rights and remedies hereunder.

5.03 Cyber-Security Insurance. Provider shall maintain, at its sole cost and expense, during the period that any Services are being provided under this Agreement and for a 6-month period thereafter (but in no event shall such required period extend beyond the one-year anniversary of the date of this Agreement), a cyber-security liability insurance policy providing coverage for the Services at a limit and policy coverage no less than currently in place (the “Cyber-Security Policy”), and shall use best efforts to, promptly after the date hereof, name Recipient as an additional insured under the Cyber-Security Policy. On or prior to the date hereof and from time to time upon the Recipient’s request, Provider shall provide certificates of insurance evidencing such coverage and a copy of the policy if so requested. In the event of any claim made by Recipient Indemnified Party with respect to a breach by Provider of Section 4.02, Provider shall make a claim therefor under, and use commercially reasonable efforts to seek recovery under, the Cyber-Security Policy with respect to such damages and shall remit to the applicable Recipient Indemnified Party within two (2) Business Days following receipt thereof all proceeds received by Provider under the Cyber-Security Policy with respect to such damages.

ARTICLE VI

INTELLECTUAL PROPERTY RIGHTS

6.01 Reservation of Rights. Other than as set forth in the Contribution Agreement and any Ancillary Agreements, Provider and Recipient retain all right, title and interest in and to any of their respective Intellectual Property Rights obtain prior to, on or after the Effective Date.

6.02 Intellectual Property Rights. To the extent that Provider modifies or prepares derivative works from the tangible embodiments (including but not limited to software and electronic materials) of any Intellectual Property Rights of Recipient as part of the Services provided hereunder (collectively, “Developments”), Recipient shall own all Developments and the Developments will be considered a work made for hire under applicable law. To the extent the Developments do not qualify as a work made for hire under applicable law, Provider hereby irrevocably assigns, conveys, and transfers to Recipient, in perpetuity and under all Intellectual Property Rights anywhere in the world, all of its right, title and interest in and to the Developments. Provider waives any non-assignable rights in the Developments and agrees to cooperate with Recipient in effectuating the intent of this Section.

ARTICLE VII

MISCELLANEOUS1

7.01 Notices. All Invoices, notices, requests, consents, claims, demands, waivers and other communications hereunder will be in writing and will be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as will be specified in a notice given in accordance with this Section 7.01):

(a) if to Provider:

C-III Capital Partners LLC

717 Fifth Avenue, 15th Floor

New York, NY 10022

Attention: Kim M. Klever

Email: kklever@c3cp.com

[1]	NTD: Provisions to be updated to generally conform to Contribution Agt.

With a copy (which shall not constitute notice) to:

C-III Capital Partners LLC

717 Fifth Avenue, 18th Floor

New York, NY 10022

Attention: Marc W. Levy and Larry Block

Email: mlevy@islecap.com; lblock@islecap.com

(b) if to Resource OP:

Resource Real Estate Opportunity REIT, Inc.

1845 Walnut Street, 17th Floor

Philadelphia, PA 19103

Attention: Shelle Weisbaum

Telephone: (215) 832-4187

Email: sweisbaum@resourcerei.com

7.02 Headings. The headings in this Agreement are for reference only and will not affect the interpretation of this Agreement.

7.03 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

7.04 Entire Agreement. This Agreement, including the Service Exhibits and together with the Purchase Agreement, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the Purchase Agreement as it relates to the Services hereunder, the provisions of this Agreement will control.

7.05 Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed. Notwithstanding the foregoing, Resource OP may assign all or any portion of its right to receive Services to REIT II or any subsidiary thereof without C-III’s prior written consent (but with written notice to C-III) in the event that REIT I merges with and into REIT II, with REIT II being the surviving entity (unless REIT II is the successor party to this Agreement by operation of law); provided, however, that REIT II shall receive such Services from Provider or such third-party subcontractors as applicable, in the same place and manner as described in the respective Service Exhibit as Resource OP would have received such Service. No assignment will relieve the assigning party of any of its obligations hereunder.

7.06 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

7.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

7.08 Governing Law; Submission to Jurisdiction; Service of Process.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD FOR ANY CONFLICTS OF LAWS PRINCIPLES THAT OTHERWISE COULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(b) EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE CHANCERY COURT SITTING IN THE COUNTY OF NEW CASTLE, OR ONLY IF SUCH COURT DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, OF ANY STATE OR FEDERAL COURT SITTING IN DELAWARE, AND ANY APPELLATE COURT THEREOF, IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURTS (AND WAIVES AND AGREES NOT TO ASSERT ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN OR JURISDICTION THEREOF); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 6.08 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OR IN THE STATE OF DELAWARE OTHER THAN FOR SUCH PURPOSE.

(c) Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement by complying with the notice provisions of Section 7.01. Such service of process shall have the same effect as if the party being served were a resident in the State of Delaware and had been lawfully served with such process in such jurisdiction. The parties hereby waive all claims of error by reason of such service. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts.

7.09 Waiver of Jury Trial.

(a) EACH PARTY TO THIS AGREEMENT HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

(b) EXCEPT IN CONNECTION WITH A THIRD PARTY CLAIM, EACH PARTY TO THIS AGREEMENT EXPRESSLY WAIVES AND FOREGOES ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SERVICES CONTEMPLATED HEREBY. FOR THE AVOIDANCE OF DOUBT, THIS SECTION 7.09(B) SHALL NOT AFFECT ANY PARTY’S RIGHT TO RECOVERY PURSUANT TO THE CONTRIBUTION AGREEMENT OR ANY OTHER ANCILLARY AGREEMENT.

7.10 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

7.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and it is accordingly agreed that each party will be entitled to an injunction or other equitable relief (without the proof of actual damages) to enforce specifically the provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RESOURCE OP:		C-III:

RESOURCE REAL ESTATE OPPORTUNITY OP, LP		C-III CAPITAL PARTNERS LLC

By:	Resource Real Estate Opportunity REIT, Inc.	By:	/s/ Marc W. Levy
Its:	General Partner	Name:	Marc W. Levy
		Title:	Executive Managing Director
By:	/s/ Alan F. Feldman
Name:	Alan F. Feldman
Title:	Chief Executive Officer